EXHIBIT 99.1

Gasco
------
Energy


For Release at 4:15 PM EDT on April 9, 2007

          GASCO ENERGY, INC. ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

DENVER --(PRNewswire) -- April 9, 2007-- Gasco Energy, Inc. (Amex: GSX) today announced that it plans to offer 10,000,000 shares of its common stock in a public offering. Gasco intends to use the net proceeds of the offering for general corporate purposes.

J.P. Morgan Securities Inc. will serve as sole underwriter for the offering. When available, copies of the prospectus supplement and accompanying prospectus may be obtained from J.P. Morgan Securities Inc. at 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Gasco, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

CONTACT: Gasco Energy, Inc., Denver

King Grant, 303-483-0044
or
Mark Erickson, 303-483-0044

SOURCE: Gasco Energy, Inc.

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